Exhibit 10.4

DEFERRED COMPENSATION PLAN FOR DIRECTORS

Second Amendment and Complete Restatement

This Second Amendment and Complete Restatement of the Deferred Compensation Plan for Directors is adopted this 21st day of December, 2006, by Greer State Bank, a bank organized and existing under the laws of the State of South Carolina, having a principal place of business in Greer, South Carolina.

The parties intend for this Second Amendment and Complete Restatement to be a material modification of the Deferred Compensation Plan for Directors such that all amounts earned and vested both prior to and after December 31, 2004 shall be subject to the provisions of Section 409A of the Code and the regulations promulgated thereunder.

WITNESSETH

WHEREAS, Greer State Bank wishes to amend its Deferred Compensation Plan for Directors (“Plan”);

WHEREAS, the Plan was established October 19, 1995 and was amended by a First Amendment dated July 25, 1996; and

WHEREAS, pursuant to Section 17 the Plan, the Plan may be amended at any time upon a majority vote of the Board of Directors then serving;

NOW, THEREFORE, Greer State Bank does hereby amend and restate the Plan in its entirety, effective as of January 1, 2005, to read as follows:

1. Definitions. When used in this Plan, the following terms shall have the indicated meanings:

(a)	“Change in Control” means a change in the ownership or effective control of the Corporation or the Company, or in the ownership of a substantial portion of the assets of the Corporation or the Company, as such change is defined in Section 409A of the Code and regulations thereunder.

(b)	“Code” means the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

(c)	“Committee” means those persons appointed by the Board of Directors of the Company.

(d)	“Company” means Greer State Bank and any affiliated company authorized by Greer State Bank to participate in this Plan.

(e)	“Compensation” means the fees paid to a Participant for serving as a member of the Company’s Board of Directors.

(f)	“Corporation” means Greer Bancshares Incorporated.

(g)	“Deferred Compensation Account” means the account established by Company to record the Participant’s deferral of Compensation and any earnings thereon.

(h)	“Director” means a natural person that is a member of the Board of Directors of the Company.

(i)	“Participant” means a Director who elects to participate in this Plan.

(j)	“Plan” means this Deferred Compensation Plan for Directors, as from time to time amended.

(k)	“Plan Year” means the twelve (12) consecutive month period beginning on January 1 and ending on December 31.

(l)	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

(m)	“Termination of Service” means the good-faith and complete termination of a Participant’s service as a Director. A Termination of Service does not occur if the Company anticipates that the Participant will again serve as a Director or that the Participant will become an employee of the Company.

(n)	“Unforeseeable Emergency” means a severe financial hardship to the Participant, his Designated Beneficiary, or the spouse or a dependant of either the Participant or his Designated Beneficiary as such hardship is defined in Section 409A of the Code and regulations thereunder.

2. Deferral of Compensation. A Director may voluntarily elect to participate in this Plan and effective January 1, 1996 defer receipt of all or a part of his Compensation due from the Company under the terms and conditions of this Plan. The election to defer such Compensation and the amount or portion of Compensation to be deferred shall be made for each calendar year. A new Director may elect to participate in this Plan within thirty (30) days after becoming a member of the Company’s Board of Directors and defer all or part of his Compensation for the remainder of the calendar year in which he becomes a Director. A Director that does not initially elect to participate in this Plan may do so for any succeeding calendar year by electing in writing to participate before January 1 of such succeeding calendar year. The Committee may establish a minimum and/or maximum deferral amount at any time and from time to time to be applicable to a subsequent Plan Year. An election shall be irrevocable for any calendar year or remainder thereof for a new Director specified in such election. Further, an election shall remain in effect for each succeeding calendar year unless the Participant amends or terminates his election by written notice to the Company before January 1 of such succeeding calendar year.

3. Deferred Compensation Account and Earnings. The Company shall establish the Deferred Compensation Account on its books. The Company shall credit the Deferred Compensation Account by the amount of Compensation the Participant elects to reduce his Compensation and defers into this Plan. Each December 31 of a Plan Year, Company shall credit the Deferred Compensation Account with earnings resulting in the Deferred Compensation Account as follows. Company shall increase the amount of each Participant’s

Deferred Compensation Account each Plan Year by the same percentage return (rounded to the nearest hundredth) on average equity for the Company’s fiscal year ending within such Plan Year; provided however, that the percentage increase shall not be less than seven (7%) percent nor more than twelve (12%) percent in any Plan Year. The percentage return on average equity shall be determined by the independent accounting firm serving the Company at the end of each Plan Year and such determination shall be conclusive and binding upon Company, Participant and Designated Beneficiary.

4. Participation and Elections. The application for participation and election to defer receipt of Compensation shall be made in writing by the Participant to the Committee on a form provided by the Committee and shall be signed by the Participant and acknowledged by the Committee or its designated representative. The Participant shall irrevocably elect in writing the method of payment of the Deferred Compensation Account during life and upon death on a form provided by the Committee at the time the Participant first elects to participate in this Plan, and such form shall be properly delivered to the Committee in accordance with the Committee’s requirements. If a Participant dies after payment has commenced to the Participant, the method of payment upon the Participant’s death shall in no event extend longer than the period of payment over which the Participant would have received payment had the Participant not died.

5. Commencement of Payment of the Deferred Compensation Account.

(a)	Commencement of Payments. Except for earlier payments made pursuant to the provisions of paragraphs (b) or (c) of this Section 5, the Company shall commence payment of the Deferred Compensation Account in accordance with the method of payment elected by the Participant pursuant to Section 6 below within thirty (30) days after the first to occur of one of the following events:

(i)	The Participant attaining the age of sixty-five (65) years.

(ii)	The death of the Participant.

(iii)	The Termination of Service of the Participant.

Even though a Participant attains the age of sixty-five (65) years and payment commences to such Participant pursuant to subparagraph (i) above, such Participant shall not be prohibited from deferring Compensation under this Plan as long as an event described in subparagraph (ii) and (iii) above has not occurred.

(b)	Unforeseeable Emergency. Upon application of any Participant (or Designated Beneficiary of a Participant who is deceased) who has incurred an Unforeseeable Emergency, the Committee, in its sole and absolute discretion, may pay to the Participant (or Designated Beneficiary) a lump sum from his Deferred Compensation Account. Any such distribution approved by the Committee shall be limited to the amount reasonably necessary to meet the emergency. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

(i)	through reimbursement or compensation by insurance or otherwise;

(ii)	by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(iii)	by cessation of deferrals under this Plan.

If the Participant or the Designated Beneficiary requesting a distribution for an Unforeseeable Emergency is a member of the Committee, such individual shall abstain from voting upon the approval of his application for such distribution.

(c)	Inclusion Under Section 409A. Upon the inclusion of any portion of the Deferred Compensation Account into a Participant’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Participant’s Deferred Compensation Account, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

(d)

Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Participant is considered a Specified Employee at Termination of Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Service may not commence earlier than six (6) months after the date of such Termination of Service. Therefore, in the event this paragraph (d) is applicable to the Participant, any distribution which would otherwise be paid to the Participant within the first six months following the Termination of Service shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Termination of Service. All subsequent distributions shall be paid in the manner specified.

(e)	Removal. Notwithstanding any provision of this Plan to the contrary, the Company shall not distribute any benefit under this Plan if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

6. Method of Payment. Except to the extent payment has previously been made as provided in Section 5 above, the Deferred Compensation Account shall be paid to the Participant, or his Designated Beneficiary, following the time for commencement of payment specified in paragraph (a) of Section 5 above pursuant to one of the following methods:

(a)	Lump sum payment.

(b)	Over a period of Five (5) calendar years as follows:

(i)	Twenty (20%) percent of the Deferred Compensation Account value (which value is determined on the first day of the calendar year of payment) in the first year;

(ii)	Twenty-Five (25%) percent of the remainder in the second year;

(iii)	Thirty-Three and Thirty-Three One-Hundredths (33.33%) percent of the remainder in the third year;

(iv)	Fifty (50%) percent of the remainder in the fourth year;

(v)	The remaining balance in the fifth year.

(c)	Over a period of Ten (10) calendar years as follows:

(i)	Ten (10%) percent of the Deferred Compensation Account value (which value is determined on the first day of the calendar year of payment) in the first year;

(ii)	Eleven and Eleven One-Hundredths (11.11%) percent of the remainder in the second year;

(iii)	Twelve and One-Half (12.50%) percent of the remainder in the third year;

(iv)	Fourteen and Twenty-Eight One-Hundredths (14.28%) percent of the remainder in the fourth year;

(v)	Sixteen and Sixty-Six One-Hundredths (16.66%) percent of the remainder in the fifth year;

(vi)	Twenty (20%) percent of the remainder in the sixth year;

(vii)	Twenty-Five (25%) percent of the remainder in the seventh year;

(viii)	Thirty-Three and Thirty-Three One-Hundredths (33.33%) percent of the remainder in the eighth year;

(ix)	Fifty (50%) percent of the remainder in the ninth year;

(x)	The remaining balance in the tenth year.

(d)	Over a period of Fifteen (15) calendar years as follows:

(i)	Six and Sixty-Six One-Hundredths (6.66%) percent of the Deferred Compensation Account value (which value is determined on the first day of the calendar year of payment) in the first year;

(ii)	Seven and Fourteen One-Hundredths (7.14%) percent of the remainder in the second year;

(iii)	Seven and Sixty-Nine One-Hundredths (7.69%) percent of the remainder in the third year;

(iv)	Eight and Thirty-Three One-Hundredths (8.33%) percent of the remainder in the fourth year;

(v)	Nine and Nine One-Hundredths (9.09%) percent of the remainder in the fifth year;

(vi)	Ten (10%) percent of the remainder in the sixth year;

(vii)	Eleven and Eleven One-Hundredths (11.11%) percent of the remainder in the seventh year;

(viii)	Twelve and One-Half (12.50%) percent of the remainder in the eighth year;

(ix)	Fourteen and Twenty-Eight One-Hundredths (14.28%) percent of the remainder in the ninth year;

(x)	Sixteen and Sixty-Six One-Hundredths (16.66%) percent of the remainder in the tenth year;

(xi)	Twenty (20%) percent of the remainder in the eleventh year;

(xii)	Twenty-five (25%) percent of the remainder in the twelfth year;

(xiii)	Thirty-Three and Thirty-Three One-Hundredths (33.33%) percent of the remainder in the thirteenth year;

(xiv)	Fifty (50%) percent of the remainder in the fourteenth year;

(xv)	The remaining balance in the fifteenth year.

(e)	Over a period of Twenty (20) calendar years as follows:

(i)	Five (5%) percent of the Deferred Compensation Account value (which value is determined on the first day of the calendar year of payment) in the first year;

(ii)	Five and Twenty-Six One-Hundredths (5.26%) percent of the remainder in the second year;

(iii)	Five and Fifty-Five One-Hundredths (5.55%) percent of the remainder in the third year;

(iv)	Five and Eighty-Eight One-Hundredths (5.88%) percent of the remainder in the fourth year;

(v)	Six and Twenty-Five One Hundredths (6.25%) percent of the remainder in the fifth year;

(vi)	Six and Sixty-Six One-Hundredths (6.66%) percent of the remainder in the sixth year;

(vii)	Seven and Fourteen One-Hundredths (7.14%) percent of the remainder in the seventh year;

(viii)	Seven and Sixty-Nine One-Hundredths (7.69%) percent of the remainder in the eighth year;

(ix)	Eight and Thirty-Three One-Hundredths (8.33%) percent of the remainder in the ninth year;

(x)	Nine and Nine One-Hundredths (9.09%) percent of the remainder in the tenth year;

(xi)	Ten (10%) percent of the remainder in the eleventh year;

(xii)	Eleven and Eleven One-Hundredths (11.11%) percent of the remainder in the twelfth year;

(xiii)	Twelve and One-Half (12.50%) percent of the remainder in the thirteenth year;

(xiv)	Fourteen and Twenty-Eight One-Hundredths (14.28%) percent of the remainder in the fourteenth year;

(xv)	Sixteen and Sixty-Six One-Hundredths (16.66%) percent of the remainder in the fifteenth year;

(xvi)	Twenty and Six One-Hundredths (20.06%) percent of the remainder in the sixteenth year;

(xvii)	Twenty-Five (25%) percent of the remainder in the seventeenth year;

(xviii)	Thirty-Three and Thirty-Three One-Hundredths (33.33%) percent of the remainder in the eighteenth year;

(xix)	Fifty (50%) percent of the remainder in the nineteenth year;

(xx)	The remaining balance in the twentieth year.

In each case, all payments shall cease if the Deferred Compensation Account is exhausted prior to the final installment payment.

7. Death of Participant. In the event the Participant dies prior to commencement of payment of the Deferred Compensation Account, the Company shall pay the Deferred Compensation Account to the Participant’s Designated Beneficiary pursuant to such method of payment as the Participant has designated in writing prior to his death and properly and timely delivered to the Committee in accordance with the Committee’s requirements. In the event the Participant dies after commencement of payment of the Deferred Compensation Account, subject to the limitations in Section 6 above the Company shall pay any remaining balance in the Deferred Compensation Account to the Participant’s Designated Beneficiary pursuant to such method of payment as the Participant has designated in writing prior to his death. If no payment method has been designated by a Participant, the Deferred Compensation Account shall be paid to the Designated Beneficiary in a lump sum payment.

8. Designated Beneficiary. The Participant shall have the right to designate a beneficiary or beneficiaries (the “Designated Beneficiary”) to receive his Deferred Compensation Account in the event of his death and to revoke any such designation at any time thereafter. Further, the Participant shall also have the right to select a method of payment permitted pursuant to Section 6 above in the event of his death. The beneficiary designation and method of payment shall be in writing on a form provided by the Committee, signed by the Participant, and bearing the signature of at least one (1) witness. The beneficiary designation form must be delivered to the Committee prior to Participant’s death in order to be effective. If no such beneficiary designation is on file with the Committee at the death of the Participant, or if such designation is not effective for any reason as determined in the sole and absolute discretion of the Committee, then the estate of the Participant shall be the Designated Beneficiary.

9. Ownership and Status. Title to and beneficial ownership of any cash or assets which the Company may earmark to pay the deferred compensation shall at all times remain with the Company. Neither the Participant nor his Designated Beneficiary shall have any right, title or property interest whatsoever in any specific assets of the Company. This Plan shall at all times be an unfunded Plan, and each Participant shall at all times be a general unsecured creditor of the Company. This Plan only constitutes a mere promise by the Company to make benefit payments in the future.

10. Amendment and Termination of this Plan.

(a)	This Plan may be amended at any time, and from time to time, upon a majority vote of those members of the Board of Directors of the Company then serving; provided that any such amendment that would have the effect of delaying the timing or changing the form of distributions:

(i)	may not accelerate the time or schedule of any distribution, except as permitted by Section 409A of the Code and the regulations thereunder;

(ii)	must, for benefits distributable under subparagraph (a)(i) of Section 5 above, be made at least twelve (12) months prior to the first scheduled distribution;

(iii)	must, for benefits distributable under subparagraphs (a)(i) and (a)(iii) of Section 5 above, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(iv)	must take effect not less than twelve (12) months after the amendment is made.

(b)	Except as provided in paragraph (c) of this Section, the termination of this Plan shall not cause a distribution of benefits under the Plan. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under paragraph (a) of Section 5 above.

(c)	Notwithstanding anything to the contrary in paragraph (b) of this Section 10, if the Company terminates the Plan in the following circumstances:

(i)	Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Company’s arrangements that are substantially similar to the Agreement are terminated so each Participant is required to receive all amounts of compensation deferred under the terminated Plan within twelve (12) months of the termination of the Plan;

(ii)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred by a Participant under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(iii)	Upon the Company’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new account balance plans for a minimum of five (5) years following the date of such termination;

the Company may distribute each Participant’s Deferred Compensation Account, determined as of the date of the termination of the Agreement, to such Participant in a lump sum subject to the above terms.

11. Claims Procedure. A Participant, or his Designated Beneficiary in the event of the Participant’s death (“Claimant”), shall have the right to file a claim and inquire if he has any right to benefits and the amounts thereof under this Plan, or appeal the denial of a claim. If such claim relates to the contents of a notice received by the Claimant, the claim must be received within sixty days (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant. A claim will be considered as having been filed when a written communication is made by the Participant (or his Designated Beneficiary in the event of his death) or his authorized representative who brings his claim request to the attention of the Committee.

The Committee shall notify the Claimant in writing within ninety (90) days after receipt of the claim if the claim is wholly or partially denied. If an extension of time beyond the initial ninety (90) day period for processing the claim is required, written notice of the extension shall be provided the Claimant prior to the termination of the initial ninety (90) day period. In no event shall the extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a final decision.

Notice of a wholly or partially denied claim for benefits will be in writing in a manner calculated to be understood by the Claimant and shall include:

(a)	The reason or reasons for denial;

(b)	Specific reference to the Plan provisions that apply in the case;

(c)	Description of any additional material or information that would be helpful to the Committee in further review of the claim, and reason(s) why it is necessary; and

(d)	An explanation of the Plan’s claim appeal procedure.

If a claim is denied, the Claimant may file an appeal asking the Committee to conduct a full and fair review of his claim. An appeal must be made in writing no more than sixty (60) days after the Claimant receives written notice of the denial. The Claimant may review any documents that apply to the case and may also submit points of disagreement and other comments in writing along with the appeal.

The decision of the Committee regarding the appeal shall be given to the Claimant in writing no later than sixty (60) days following receipt of the appeal. However, if a hearing is held, or there are special circumstances involved, the decision will be given no later than one hundred twenty (120) days after receiving the appeal. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The decision shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

12. Compliance with Section 409A. The Plan shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and the regulations thereunder, including such regulations as may be promulgated after the execution of this Second Amendment and Complete Restatement of the Plan. To that end, the Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Plan. The Participant acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Company shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

13. Miscellaneous.

(a)	Benefit. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns.

(b)	Trust. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship or joint venture between the Participant and the Company.

(c)	Non-assignability. The right of the Participant, his Designated Beneficiary, or any other person entitled to the payment of Deferred Compensation Account or other benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, encumbrance or garnishment by creditors of the Participant or the Participant’s Designated Beneficiary, and such rights may not be subject to the debts, contract liabilities, engagements or torts of the Participant or his Designated Beneficiary.

(d)	No Guarantee of Employment. This Plan is not an employment policy or contract.

(e)	Incapacity. If the Committee shall find that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, conservator, or other legal representative), may be paid to the spouse, a child, a parent, a brother, a sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment, in accordance with the applicable provisions above. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan.

(f)

Construction. The Committee shall have the sole and full power and authority to interpret, construe and administer this Plan and all matters relating to this Plan, and the Committee’s interpretations and construction thereof, and action thereunder, including any valuation of, and crediting or debiting of earnings and losses to, the Deferred Compensation Account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on the Participant, Designated Beneficiary and all persons and entities for all purposes. The Committee shall have the full power and authority to correct any errors concerning the Plan. No member of the Committee shall be liable to any Participant, Designated Beneficiary or other person or organization for any action taken or omitted in connection with the interpretation and administration of this Plan and all matters relating to this Plan, unless attributable to his own willful misconduct or bad faith. A Participant may be appointed to serve on the Committee.

(g)	Alternative Action. In the event that it becomes impossible for the Company to perform any act required by this Plan, the Company may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Company, provided that such alternative act does not violate Section 409A of the Code.

(h)	Adoption of Subsidiary and Affiliates. Any wholly-owned subsidiary of the Company, or any wholly-owned subsidiary of a wholly-owned subsidiary of the Company may adopt this Plan by a written resolution of its Board of Directors. No Company adopting or participating in this Plan shall be liable or obligated for any amount owed by another Company adopting or participating in this Plan. Each such Plan shall be separate and distinct. Further, a Participant and such Participant’s Designated Beneficiary shall only have a claim or right of payment against the Company adopting this Plan from which the Participant has deferred compensation and then only to the extent specifically authorized in this Plan.

(i)	Governing Law. Except as pre-empted by Federal law, this Plan shall be construed in accordance with and governed by the laws of the state of South Carolina regardless of the fact that Company, Participant or his Designated Beneficiary is a resident of another state or country.

(j)	Gender. Reference to the masculine gender in this Plan shall include the feminine gender, unless the context clearly indicates otherwise.

(k)	Captions. The captions of the various sections, paragraphs and subparagraphs in this Plan document are for convenience only and shall not control or affect the meaning or construction of this Plan.

IN WITNESS WHEREOF, GREER STATE BANK, by its duly authorized officer, has caused this Second Amendment and Complete Restatement to the above-referenced Deferred Compensation Plan for Directors to be adopted and this document executed as of the date first above written.

Witnesses:	GREER STATE BANK

/s/ Karen M. Corn	By:	/s/ Kenneth M. Harper

/s/ Tammy S. Budove	Its:	President